Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Rich Halberg
(847) 402-5600

Allstate Selects Mark LaNeve as Chief Marketing Officer

Marketing, Advertising and General Management Veteran Joins

Largest Publicly Held U.S. Personal Lines Insurer

NORTHBROOK, III., October 12, 2009 — Allstate (NYSE: ALL) today announced it has selected Mark LaNeve, 50, as chief marketing officer. LaNeve will oversee all marketing initiatives across the corporation, including brand stewardship, marketing and brand strategy, advertising, corporate identity, customer loyalty and field marketing. In addition, he will serve as a member of the corporation’s senior management team, reporting to Thomas J. Wilson, Allstate’s chairman, president and chief executive officer. LaNeve will join Allstate effective October 26.

“Mark brings a unique blend of world class marketing talent, sales leadership and general management experience,” Wilson said. “His success in building stronger brands through marketing, consumer focused product design and local sales presence will accelerate our strategy to reinvent protection and retirement.”

LaNeve has served in a variety of senior-level marketing, sales and general management positions in the automotive industry for more than 25 years. Most recently, he was vice president of sales, service and marketing at the General Motors Corporation responsible for sales, brand development and marketing for eight U.S. vehicle brands. Previously at GM, LaNeve served as vice president of marketing and advertising and as general manager of the Cadillac division. Brandweek magazine named him “Marketer of the Year” in 2003. He spent more than three years at Volvo Cars of North America, first as chief marketing officer and later as president and CEO. LaNeve holds a bachelor’s of arts degree in business communication from the University of Virginia.

“I am thrilled to join Allstate’s talented management team and am extremely excited about the challenge of working with one of the country’s strongest brands in a very competitive and dynamic market,” LaNeve said. “I look forward to helping Allstate reinvent the way customers think about protection and retirement.”

Allstate’s chief marketing officer role has been filled on an interim basis by Joan Walker, Allstate’s senior vice president for corporate relations. Walker will continue as a member of Allstate’s senior management team in her corporate relations role.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help more than 17 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

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